EXHIBIT 2.2

FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

This FIRST AMENDMENT TO THE STOCK PURCHASE AGREEMENT (this “Amendment”) is made as of April 28, 2010 by and among Thermon Holdings, LLC, a Delaware limited liability company (“Seller”), Thermon Holding Corp., a Delaware corporation (the “Company”), and Thermon Group, Inc. (“Buyer”).

WHEREAS, Seller, the Company and Buyer entered into that certain Stock Purchase Agreement, dated as of March 26, 2010 (the “Purchase Agreement”) (capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Purchase Agreement);

WHEREAS, Section 11.08 of the Purchase Agreement provides that the Purchase Agreement may be amended only in a writing signed by Buyer, the Company and Seller;

WHEREAS, Section 2.02(h) of the Purchase Agreement provides that, among other Closing conditions, the Insurance Policies, in the form attached thereto as Exhibit B, shall have been duly executed by the parties thereto;

WHEREAS, Section 6.01(d) of the Purchase Agreement provides that, prior to the Closing Date, the Company shall enter into the Intercompany Agreement with Thermon Canada, Inc. in the form attached thereto as Exhibit H and shall deliver a copy of such fully-executed Intercompany Agreement to Buyer and shall comply with the terms thereof; and

WHEREAS, the parties hereto desire to amend the Purchase Agreement to amend and replace the Insurance Policies and the Intercompany Agreement, and to clarify certain matters with respect to the treatment of Bonus Investment Amounts (hereinafter defined).

NOW, THEREFORE, in consideration of the above recitals, which by this reference are incorporated herein and made a substantive part hereof, the parties hereto hereby agree as follows:

1.	Insurance Policies. The form of Insurance Policies shall be amended and replaced in its entirety with the revised form of Insurance Policies attached hereto as Exhibit B, and such revised form of Insurance Policies shall be the “Insurance Policies.”

2.	Intercompany Agreement. The form of Intercompany Agreement shall be amended and replaced it its entirety with the revised form of Intercompany Agreement attached hereto as Exhibit H, and such revised form of Intercompany Agreement shall be the “Intercompany Agreement.”

3.

Treatment of Bonus Investment Amounts. Any payable recorded on the books of the Company or any of its Subsidiaries as a result of the Company or any of its Subsidiaries holding funds on behalf of any employee of the Company or any of its Subsidiaries relating to such employee’s investment in Thermon Group Holdings, Inc. in connection with such employee’s transaction bonus (such funds, being “Bonus Investment Amounts”) shall be excluded from the calculation of Net Working Capital and the Bonus

Investment Amounts shall not constitute Cash on Hand. Furthermore, the Bonus Investment Amounts shall not be used by the Company or any of its Subsidiaries for any purpose prior to the Closing including, without limitation, payment of Seller Transaction Expenses or Indebtedness. Similarly, the US $50,000 (or the AUD equivalent thereof) held by Thermon Australia Pty., Ltd. and contemplated to be paid to its employee Danny Phillips as a transaction bonus (which payment will not occur until after the Closing Date and the after-tax amount of which will be reinvested in Thermon Group Holdings, Inc. as a condition to the receipt of such bonus by Mr. Phillips) shall be excluded from the calculation of Net Working Capital (including any related payable or other related liability) and shall not constitute Cash on Hand.

4.	Ratification. Except as expressly modified and amended by the provisions of this Amendment, all provisions of the Purchase Agreement shall remain in full force and effect in accordance with their terms.

5.	Severability. Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Amendment is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment, and the parties shall amend or otherwise modify this Amendment to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.

6.	Counterparts. This Amendment may be executed in any multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

7.	Subject to Provisions of Purchase Agreement. This Amendment shall be subject to the provisions of Article XI of the Purchase Agreement as if this Amendment were the Purchase Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Stock Purchase Agreement on the day and year first above written.

SELLER:
THERMON HOLDINGS, LLC

By:	/s/ Rodney Bingham
Name:	Rodney Bingham
Title:	President
COMPANY:

By:	/s/ Rodney Bingham
Name:	Rodney Bingham
Title:	President
BUYER:

By:	/s/ Laura Lester
Name:	Laura Lester
Title:	Vice President